Press Contact: Tom Rodak	Investor Relations: Jeff Taylor

Director of Corporate Marketing	VP Finance & Investor Relations

(765) 771-5555	(765) 771-5310

FOR IMMEDIATE RELEASE

Wabash National Corporation Announces

Fourth Quarter and Full Year 2012 Results

Fiscal Year 2012 Record Net Sales of $1.46 Billion;

Q4 2012 GAAP EPS of $1.16 and Adjusted EPS of $0.32 per Diluted Share;

Acquisition of Beall Assets Completed

LAFAYETTE, Ind. – February 5, 2013 – Wabash National Corporation (NYSE: WNC) reported year-over-year and sequential improvement across a number of financial and operating metrics. The Company reported net income of $80.2 million, or $1.16 per diluted share for the fourth quarter of 2012 on net sales of $416 million. The fourth quarter results included a $59.0 million, or $0.86 per diluted share, income tax benefit primarily related to the reversal of the Company’s valuation allowance against its net deferred tax assets. Excluding the income tax benefit and other one-time charges of $0.5 million related to the acquisitions of Walker Group Holdings (“Walker”) on May 8, 2012 and certain assets of Beall Corporation (“Beall’) on February 4, 2013, non-GAAP adjusted earnings were $21.7 million, or $0.32 per diluted share for the quarter as compared to $7.5 million, or $0.11 per diluted share, on net sales of $342 million for the fourth quarter of 2011.

For the twelve months ended December 31, 2012 the Company reported net income of $105.6 million, or $1.53 per diluted share, on net sales of $1.46 billion, compared to net income of $15.0 million, or $0.22 per diluted share, on net sales of $1.19 billion for the twelve months ended December 31, 2011. Results for the twelve months ending December 31, 2012 included one-time charges of $18.2 million, or $0.27 per diluted share, related to the acquisitions of Walker and certain assets of Beall as well as the income tax benefit from the reversal of the Company’s valuation allowance against its net deferred tax assets. Excluding the impact of these items, non-GAAP adjusted earnings for the twelve months ended December 31, 2012 were $64.8 million, or $0.95 per diluted share. Results for the twelve months ended December 31, 2011 included a one-time charge of $0.7 million, or $0.01 per diluted share, related to the early extinguishment of the Company’s prior revolving credit facility.

For the second consecutive quarter, the Company reported a record level of income from operations totaling $29.2 million for the fourth quarter of 2012, compared to income from operations of $8.4 million for the fourth quarter of 2011. On a non-GAAP basis, the Company’s Operating EBITDA, which excludes the effects of certain costs related to the Walker acquisition and Beall asset purchase, improved to $38.8 million in the fourth quarter of 2012 compared to $13.7 million in the prior year period. Full year 2012 Operating EBITDA of $118.5 million represents an increase of $79.7 million, or 206%, compared to 2011 while new trailer shipments decreased approximately 2,000 units. The year-over-year increase in Operating EBITDA is a result of the Company’s efforts to improve pricing and margins in the Commercial Trailer Products segment and a result of the efforts to diversify the Company into more stable, higher margin product lines in our Diversified Products segment. A discussion of the Company’s use of Operating EBITDA as a non-GAAP measure is included below. A reconciliation of Operating EBITDA to net income is provided in the supplemental schedules included in this release.

The following is a summary of select operating and financial results for the past five quarters:

	Three Months Ended
	December 31,	March 31,		June 30,		September 30,		December 31,
(Dollars in thousands)	2011	2012		2012		2012		2012

Net Sales	$341,732	$277,682		$362,408		$405,917		$415,847

Gross Profit Margin	6.0%	7.1%		10.9%		12.3%		13.1%

Income from Operations	$8,394	$5,449	(1)	$8,568	(1)	$27,236	(1)	$29,231	(1)

Net Income	$7,451	$5,064	(1)	$1,942	(1)	$18,441	(1)	$80,184	(1)(2)

Diluted EPS	$0.11	$0.07		$0.03		$0.27		$1.16

Non-GAAP Measures(3):
Operating EBITDA	$13,682	$12,293		$29,685		$37,695		$38,834

Operating EBITDA Margin	4.0%	4.4%		8.2%		9.3%		9.3%

Adjusted Earnings	$7,451	$6,742		$15,542		$20,887		$21,678

Adjusted Diluted EPS	$0.11	$0.10		$0.23		$0.30		$0.32

Notes:

(1)	Quarterly Income from Operations and Net Income include charges of $1.7 million, $13.6 million, $2.4 million and $0.5 million for the first, second, third and fourth quarters of 2012, respectively, in connection with acquisition related charges associated with the Company’s acquisition of Walker as well as the purchase of certain assets of Beall.
(2)	Net income for the fourth quarter of 2012 includes an income tax benefit of $59.0 million primarily related to the reversal of a U.S. valuation allowance against its deferred tax assets.
(3)	See “Non-GAAP Measures” below for explanation of the non-GAAP results included above.

Dick Giromini, president and chief executive officer, stated, “The execution of our long-term strategy, which is focused on profitable growth, margin improvement through operational excellence initiatives, reducing the volatility of our operating results through diversification initiatives as well as improved balance sheet strength, continues to result in considerable momentum throughout our business. It was a tremendous year of transformation for Wabash National which is highlighted in the year-over-year improvement in our financial results, including both top and bottom-line expansion, and the achievement of record or near-record highs in several key financial metrics. Specifically, 2012 net sales of $1.5 billion set a Company record, while gross margin of 11.2% represents the highest level since 2004 and a year-over-year improvement of 560 basis points or double last year’s performance.”

Mr. Giromini continued, “New Trailer shipments of 45,600 for the year were slightly below our prior guidance of 46,000 to 48,000 units which was partially mitigated by the continued strong demand for our non-trailer products during the quarter. As we look forward to 2013 with a healthy backlog of orders totaling $666 million, a trailer demand forecast above replacement levels for the second consecutive year driven by key drivers such as fleet age and size, customer profitability, used trailer values and regulatory compliance, a full year of Walker in the portfolio as well as our continued efforts to optimize our manufacturing processes while also remaining selective in our order acceptance, we believe 2013 has the potential to be another record year for Wabash National.”

Fourth Quarter 2012 Business Segment Highlights

The table below is a summary of select segment operating and financial results prior to the elimination of intersegment sales for the fourth quarter of 2012 and 2011, respectively. A complete disclosure of the results by individual segment is included in the tables following this release. In the fourth quarter of 2012, six tank trailer parts and service retail locations, which had previously been reported as part of the Diversified Products segment, are being reported as part of the Retail segment in order to match how these locations are being managed internally which is focused on leveraging our combined market and operational synergies.

	Commercial	Diversified
	Trailer Products	Products	Retail
Three months ended December 31,
2012
New trailers shipped	10,200	800	900
Net sales	$258,048	$143,405	$46,722
Gross profit	$18,742	$30,811	$4,891
Gross profit margin	7.3%	21.5%	10.5%
Income from operations	$12,755	$20,288	$570
Income from operations margin	4.9%	14.1%	1.2%

2011
New trailers shipped	13,600	-	800
Net sales	$307,705	$32,310	$32,588
Gross profit	$12,203	$5,923	$2,460
Gross profit margin	4.0%	18.3%	7.5%
Income from operations	$7,498	$4,995	$(323)
Income from operations margin	2.4%	15.5%	-1.0%

Commercial Trailer Products’ net sales decreased $49.7 million or 16.1 percent compared to fourth quarter last year as new trailer sales decreased 3,400 units to 10,200. However, consistent with the Company’s efforts to recover material cost increases through improved product pricing, average selling prices increased $2,300, or 10.7 percent, during the fourth quarter of 2012 as compared to the prior year period. As a result, gross margin improved 330 basis points to 7.3 percent year-over-year. Operating income increased to $12.8 million, which is $5.3 million higher than fourth quarter of 2011, and reinforces the success of the Company’s strategy to improve margins and pursue operational efficiencies.

Diversified Products’ net sales increased $111.1 million, or 344 percent, as the inclusion of Walker contributed $122.5 million in the current quarter. Gross margin improved from 18.3 percent to 21.5 percent driven by the addition of Walker, productivity improvements realized in our Wabash Wood Products business and continued contribution from Wabash Composites. As a result, operating income in the fourth quarter of 2012 increased $15.3 million as compared to the same period last year.

Retail net sales increased $14.1 million, or 43.4 percent, as the result of increased new trailer shipments as compared to the prior year period, as well as the inclusion of six tank trailer parts and service retail locations, which accounted for approximately $7.5 million of net sales for the fourth quarter of 2012. Gross margin of 10.5 percent increased 300 basis points from the prior year period due to the lower mix of new trailer sales. Operating income improved $0.9 million with the additional locations, as well as favorable parts and service volume during the current quarter.

Income Taxes

In accordance with accounting guidelines, the Company regularly reviews all deferred tax assets to estimate whether these assets will be realized. During the fourth quarter of 2012, the Company determined it was more likely than not that it will be able to utilize deferred tax assets consisting primarily of net operating loss (“NOL”) carryforwards which had previously been offset by valuation allowances. As a result, the Company recognized an income tax benefit of $59.0 million primarily related to the reversal of valuation allowances against its U.S. Federal deferred tax assets and a portion of its state deferred tax assets.

In prior periods, the valuation allowances available on NOLs significantly reduced the Company’s effective tax rate. As a result of reversing the tax valuation allowance, the Company anticipates an increase in future income tax expense and estimates that its effective tax rate will be approximately 40% for 2013. The Company’s Federal NOL position as of December 31, 2012 is approximately $111 million, of which $92 million is available for utilization in 2013. As a result, the Company does not expect a material change to its cash taxes paid in 2013 as compared to 2012.

Beall Asset Purchase

On January 25, 2013, the Company announced that it agreed to acquire certain assets of the tank and trailer business of Beall for approximately $15 million as part of a Chapter 11 bankruptcy process, which the Bankruptcy Court subsequently approved. On February 4, 2013, the Company successfully closed the transaction and began the process of rebuilding and growing this business. The Beall purchased assets, including the Beall brand, are a strong fit within the Diversified Products segment and are expected to provide growth opportunities via new products, new markets and geographic expansion.

As of December 31, 2012, our liquidity position, defined as cash on hand and available borrowing capacity, totaled approximately $224 million reflecting an increase from the previous quarter of $42 million. Subsequent to closing on the acquisition of certain assets of Beall, the Company’s liquidity was approximately $200 million.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), the financial information included in this release contain non-GAAP financial measures, including Operating EBITDA, adjusted earnings and adjusted earnings per diluted share.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated.

Operating EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-operating income and expense, as well as certain charges in connection with the Company’s acquisitions of Walker and Beall. Management believes Operating EBITDA provides useful information to investors regarding the results of operations. The Company provides this measure because it believes it is useful for investors to understand the performance period to period with the exclusion of the recurring and non-recurring items identified above. Management believes the presentation of Operating EBITDA, when combined with the primary GAAP presentation of operating income, is beneficial to an investor’s understanding of the Company’s operating performance. A reconciliation of Operating EBITDA to net income is included in the tables following this release.

Adjusted earnings and adjusted earnings per diluted share reflect adjustments for non-recurring charges related to expenses in connection with the Company’s acquisitions of Walker and certain assets of Beall, as well as the impact of the release of the valuation allowances recorded against the Company’s net deferred tax assets. Management believes providing these measures and excluding the impact of the non-recurring expenses and benefits attributable to the acquisitions of Walker and certain assets of Beall, as well as the impact of the release of valuation allowances, facilitates comparisons to the Company’s prior year periods and provides a consistent basis for comparing results from one period to another. Also, when combined with the primary GAAP presentation of net income and diluted net income per share, these measures are beneficial to an investor’s understanding of the Company’s performance. A reconciliation of adjusted earnings and adjusted earnings per diluted share to net income and diluted net income per share is included in the tables following this release.

Fourth Quarter 2012 Conference Call

Wabash National will conduct a conference call to review and discuss its 2012 fourth quarter results on February 6, 2013 at 10:00 a.m. EDT.  Access to the live webcast will be available on the Company’s website at www.wabashnational.com. For those unable to participate in the live webcast, the call will be archived at www.wabashnational.com within three hours of the conclusion of the live call and will remain available through May 1, 2013. Meeting access will also be available via conference call at 888-771-4371 and a participant code 34129820.

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National Corporation (NYSE: WNC) is a diversified manufacturer and North America’s leading producer of semi trailers and liquid transportation systems. Established in 1985, the Company specializes in the design and production of dry freight vans, refrigerated vans, platform trailers, intermodal equipment, liquid tank trailers, frac tanks, engineered products, and composite products. Wabash National operates three wholly-owned subsidiaries: Transcraft Corporation, Walker Group Holdings LLC, and Wabash National Trailer Centers, Inc. Its innovative products are sold under the following brand names: Wabash National®, Transcraft®, Benson®, DuraPlate®, ArcticLite®, Walker® Transport, Walker® Stainless Equipment, Walker® Defense Group, Walker® Barrier Systems, Walker® Engineered Products, Brenner® Tank, GarsiteTM, Progress TankTM, TST®, Bulk Tank InternationalTM, and Extract Technology®. To learn more, visit www.wabashnational.com.

Safe Harbor Statement

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, statements regarding our outlook for new trailer shipments and Operating EBITDA, backlog, expectations regarding trailer demand levels, improved profitability and earnings capacity, quote and inquiry levels for 2013, our intent to further enhance the margin profile of our core trailer business and the benefits of the acquisitions of Walker and certain assets of Beall. These and the Company’s other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the uncertain economic conditions including the possibility that demand expectations may not result in order increases for us, increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials, risks in implementing and sustaining improvements in our manufacturing capacity and cost containment, dependence on industry trends and timing, costs of indebtedness incurred in connection with the acquisition of Walker and the failure to achieve the benefit of the Walker acquisition and Beall asset purchase. Readers should review and consider the various disclosures made by the Company in this press release and in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

# # #

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net sales	$415,847	$341,732	$1,461,854	$1,187,244
Cost of sales	361,508	321,073	1,298,031	1,120,524
Gross profit	54,339	20,659	163,823	66,720

General and administrative expenses	13,881	7,844	44,751	30,994
Selling expenses	7,477	3,681	23,589	12,981
Amortization of intangibles	3,415	740	10,590	2,955
Acquisition expenses	335	-	14,409	-
Income from operations	29,231	8,394	70,484	19,790

Other income (expense):
Interest expense	(7,790)	(955)	(21,724)	(4,136)
Other, net	(248)	36	(97)	(441)
Income before income taxes	21,193	7,475	48,663	15,213
Income tax (benefit) expense	(58,991)	24	(56,968)	171
Net income	$80,184	$7,451	$105,631	$15,042
Basic and diluted net income per share	$1.16	$0.11	$1.53	$0.22
Comprehensive income
Net income	$80,184	$7,451	$105,631	$15,042
Foreign currency translation adjustment	(70)	-	243	-
Net comprehensive income	$80,114	$7,451	$105,874	$15,042

Basic net income per share:
Net income applicable to common stockholders	$80,184	$7,451	$105,631	$15,042
Undistributed earnings allocated to participating securities	(723)	(43)	(904)	(84)
Net income applicable to common stockholders excluding amounts applicable to participating securities	$79,461	$7,408	$104,727	$14,958
Weighted average common shares outstanding	68,376	68,130	68,325	68,086
Basic net income per share	$1.16	$0.11	$1.53	$0.22

Diluted net income per share:
Net income applicable to common stockholders	$80,184	$7,451	$105,631	$15,042
Undistributed earnings allocated to participating securities	(723)	(43)	(904)	(84)
Net income applicable to common stockholders excluding amounts applicable to participating securities	$79,461	$7,408	$104,727	$14,958

Weighted average common shares outstanding	68,376	68,130	68,325	68,086
Dilutive stock options and restricted stock	253	246	239	332
Diluted weighted average common shares outstanding	68,629	68,376	68,564	68,418
Diluted net income per share	$1.16	$0.11	$1.53	$0.22

WABASH NATIONAL CORPORATION
SEGMENTS AND RELATED INFORMATION
(Dollars in thousands)
(Unaudited)

	Commercial	Diversified		Corporate and
	Trailer Products	Products	Retail	Eliminations	Consolidated
Three months ended December 31,
2012
New trailers shipped	10,200	800	900	(800)	11,100
Used trailers shipped	900	-	400	-	1,300

New Trailers	$248,148	$58,682	$23,195	$(19,723)	$310,302
Used Trailers	6,917	588	3,128	-	10,633
Components, parts and service	1,420	16,201	19,039	(4,361)	32,299
Equipment and other	1,563	67,934	1,360	(8,244)	62,613
Total net external sales	$258,048	$143,405	$46,722	$(32,328)	$415,847

Gross profit	$18,742	$30,811	$4,891	$(105)	$54,339
Income (Loss) from operations	$12,755	$20,288	$570	$(4,382)	$29,231

2011
New trailers shipped	13,600	-	800	(800)	13,600
Used trailers shipped	700	-	400	-	1,100

New Trailers	$300,231	$-	$18,385	$(17,043)	$301,573
Used Trailers	3,726	-	3,410	-	7,136
Components, parts and service	416	17,650	10,769	(3,489)	25,346
Equipment and other	3,332	14,660	24	(10,339)	7,677
Total net external sales	$307,705	$32,310	$32,588	$(30,871)	$341,732

Gross profit	$12,203	$5,923	$2,460	$73	$20,659
Income (Loss) from operations	$7,498	$4,995	$(323)	$(3,776)	$8,394

Twelve months ended December 31,
2012
New trailers shipped	43,700	2,000	2,800	(2,900)	45,600
Used trailers shipped	3,100	100	1,600	-	4,800

New Trailers	$1,026,759	$131,236	$73,524	$(67,665)	$1,163,854
Used Trailers	23,534	1,887	14,762	-	40,183
Components, parts and service	4,085	75,746	65,914	(13,998)	131,747
Equipment and other	8,911	147,124	3,445	(33,410)	126,070
Total net external sales	$1,063,289	$355,993	$157,645	$(115,073)	$1,461,854

Gross profit	$69,662	$78,007	$16,756	$(602)	$163,823
Income (Loss) from operations	$47,314	$49,824	$2,922	$(29,576)	$70,484

2011
New trailers shipped	47,700	-	2,800	(2,900)	47,600
Used trailers shipped	2,100	-	1,600	-	3,700

New Trailers	$1,044,968	$-	$66,578	$(61,072)	$1,050,474
Used Trailers	13,387	-	13,102	-	26,489
Components, parts and service	2,938	56,463	45,289	(12,440)	92,250
Equipment and other	10,001	50,017	96	(42,083)	18,031
Total net external sales	$1,071,294	$106,480	$125,065	$(115,595)	$1,187,244

Gross profit	$38,463	$18,141	$9,903	$213	$66,720
Income (Loss) from operations	$18,536	$14,630	$(275)	$(13,101)	$19,790

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash	$81,449	$19,976
Accounts receivable	96,590	52,219
Inventories	189,487	189,533
Deferred income taxes	42,330	-
Prepaid expenses and other	8,239	2,317
Total current assets	$418,095	$264,045

Property, plant and equipment	132,146	96,591

Deferred income taxes	21,894	-

Goodwill	146,444	-

Intangible assets	171,990	19,821

Other assets	12,057	7,593
	$902,626	$388,050

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$3,381	$-
Current portion of capital lease obligations	1,140	1,507
Accounts payable	87,299	107,985
Other accrued liabilities	104,873	59,024
Total current liabilities	$196,693	$168,516

Long-term debt	416,849	65,000

Capital lease obligations	3,781	3,314

Other noncurrent liabilities	15,511	4,874

Deferred income taxes	1,065	-

Commitments and contingencies

Stockholders' equity	268,727	146,346
	$902,626	$388,050

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2012	2011

Cash flows from operating activities
Net income	$105,631	$15,042
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	14,975	12,636
Amortization of intangibles	10,590	2,955
Net loss on sale of assets	203	(9)
Loss on debt extinguishment	-	668
Deferred taxes	(55,292)	-
Stock-based compensation	5,149	3,398
Accretion of debt discount	2,972	-
Changes in operating assets and liabilities
Accounts receivable	1,180	(14,366)
Inventories	41,696	(78,683)
Prepaid expenses and other	736	(162)
Accounts payable and accrued liabilities	(48,777)	56,968
Other, net	(3,046)	386
Net cash provided by (used in) operating activities	$76,017	$(1,167)

Cash flows from investing activities
Capital expenditures	(14,916)	(7,264)
Acquisition, net of cash acquired	(364,012)	-
Proceeds from the sale of property, plant and equipment	607	17
Other	(2,500)	-
Net cash used in investing activities	$(380,821)	$(7,247)

Cash flows from financing activities
Proceeds from exercise of stock options	354	538
Borrowings under revolving credit facilities	206,015	848,705
Payments under revolving credit facilities	(271,015)	(838,705)
Principal payments under capital lease obligations	(1,629)	(671)
Proceeds from issuance of convertible senior notes	145,500	-
Proceeds from issuance of term loan credit facility, net of issuance costs	292,500	-
Principal payments under term loan credit facility	(2,250)	-
Debt issuance costs paid	(5,134)	(1,989)
Proceeds from issuance of industrial revenue bond	2,500	-
Stock repurchase	(564)	(533)
Proceeds from issuance of common stock, net of expenses	-	(155)
Net cash provided by financing activities	$366,277	$7,190

Net increase (decrease) in cash	$61,473	$(1,224)
Cash at beginning of period	19,976	21,200
Cash at end of period	$81,449	$19,976

WABASH NATIONAL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO
NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share amounts)
(Unaudited)

Operating EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income	$80,184	$7,451	$105,631	$15,042
Income tax (benefit) expense	(58,991)	24	(56,968)	171
Interest expense	7,790	955	21,724	4,136
Depreciation and amortization	7,730	3,837	25,565	15,591
Stock-based compensation	1,538	1,451	5,149	3,398
Acquisition expenses and related charges	335	-	17,309	-
Other non-operating expense (income)	248	(36)	97	441
Operating EBITDA	$38,834	$13,682	$118,507	$38,779

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012
Net income	$5,064	$1,942	$18,441
Income tax expense (benefit)	(352)	1,129	1,246
Interest expense	733	5,441	7,760
Depreciation and amortization	3,769	7,063	7,003
Stock-based compensation	1,397	754	1,460
Acquisition expenses and related charges	1,678	13,300	1,996
Other non-operating (income) expense	4	56	(211)
Operating EBITDA	$12,293	$29,685	$37,695

Adjusted Earnings:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2012		2011		2012		2011
	$	Per Share	$	Per Share	$	Per Share	$	Per Share

Net Income	$80,184	$1.17	$7,451	$0.11	$105,631	$1.54	$15,042	$0.22

Adjustments:
Income tax benefit, net	(58,991)	(0.86)	-	-	(58,991)	(0.86)	-	-
Acquisition expenses	335	-	-	-	14,409	0.21	-	-
Impact of acquired profit in inventories and short term intangible amortization	150	-	-	-	3,800	0.06	-	-
Loss on debt extinguishment	-	-	-	-	-	-	668	0.01

Adjusted earnings	$21,678	$0.32	$7,451	$0.11	$64,849	$0.95	$15,710	$0.23

	Three Months Ended
	March 31, 2012		June 30, 2012		September 30, 2012
	$	Per Share	$	Per Share	$	Per Share

Net Income	$5,064	$0.07	$1,942	$0.03	$18,441	$0.27

Adjustments:
Income tax benefit, net	-	-	-	-	-	-
Acquisition expenses	1,678	0.02	12,224	0.18	172	-
Impact of acquired profit in inventories and short term intangible amortization	-	-	1,376	0.02	2,274	0.03

Adjusted earnings	$6,742	$0.10	$15,542	$0.23	$20,887	$0.30